Exhibit 23.7

Resource Modeling Inc.

March 29, 2017

TO:	Seabridge Gold Inc. United States Securities and Exchange Commission

Re:	Seabridge Gold Inc. (the "Company") Consent of Expert

Ladies and Gentlemen:

Reference is made to the following reports:

•	Courageous Lake Prefeasibility Study dated September 5, 2012 and amended November 11, 2014
•	2016 KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study Update and Preliminary Economic Assessment dated October 6, 2016 (collectively, the "Reports")

In connection with the Company’s Annual Report on Form 40-F (the “40-F”), to be filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended, I, Michael J. Lechner, P.Geo., RPG, CPG, on behalf of myself and Resource Modeling Inc., hereby:

1.	consent to the public filing of the Reports and the use of any extracts from or a summary of the Report in the 40-F;

2.	consent to the use of my name and Resource Modeling Inc.'s name and references to the Reports, or portions thereof, in the 40-F and to the inclusion or incorporation by reference of information derived from the Reports in the 40-F;

3.	confirm that I have read the 40-F and that it fairly and accurately represents the information in the sections of the Reports for which I am responsible;

4.	consent to the use of my name and Resource Modeling Inc.'s name and authorize the use of the information represented in the 40-F as having been prepared by me or under my supervision; and

5.	confirm that I have read the 40-F and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from (a) the Reports or that are within my knowledge as a result of the services performed by me in connection with the Reports; or the information represented in the 40-F as having been prepared by me or under my supervision or within my knowledge as a result of the services performed by me in connection with such information.

Yours truly,

/s/ Michael J. Lechner
Michael J. Lechner, P.Geo., RPG, CPG